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                                                                    EXHIBIT 10.1


                            CORPORATE SEPARATION AND
                            REORGANIZATION AGREEMENT


          CORPORATE SEPARATION AND REORGANIZATION AGREEMENT, dated as of March __, 2000 (as amended, supplemented or otherwise modified, this "Agreement"), by and between USBANCORP, INC., a Pennsylvania corporation ("USBANCORP"), Three Rivers Bank and Trust Company, a Pennsylvania banking corporation ("TRB") and, as of the date hereof, a wholly owned subsidiary of USBANCORP, and Three Rivers Bancorp, Inc. a Pennsylvania corporation, ("TR Bancorp") and, as of the date hereof, a wholly owned subsidiary of USBANCORP.

                                   Background:

          1. USBANCORP has engaged in the commercial banking and related financial services businesses in Western Pennsylvania through its subsidiaries, U.S. Bank, a Pennsylvania banking corporation, and TRB, and its and their subsidiaries and affiliates.

          2. U.S. Bank is headquartered in Johnstown, Pennsylvania and serves principally Cambria and Somerset Counties, Pennsylvania and the eastern portion of Westmoreland County, Pennsylvania. U.S. Bank's non-management personnel are represented by the United Steelworkers Union ("USW") and are covered by a collective bargaining agreement (the "Union Presence").

          3. TRB is headquartered in Monroeville, Pennsylvania and serves principally Allegheny, Washington and Westmoreland Counties, Pennsylvania. None



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of TRB's employees are represented by a collective bargaining unit or covered by a collective bargaining agreement.

          4. Standard Mortgage Corporation of Georgia, is a Georgia corporation ("SMC") headquartered in Atlanta, Georgia and, as of the date hereof, is a wholly owned subsidiary of TRB.

          5. The Board of Directors and management of USBANCORP have concluded that the separation of U.S. Bank and TRB is necessary to (i) permit each company to pursue separate strategies and allow each company to remain competitive by eliminating systemic management, operation and financing issues that arise out of, or are exacerbated by, the Union Presence, (ii) position TRB to raise capital and make acquisitions, and (iii) position U.S. Bank to negotiate with the USW regarding the possible formation of an employee stock ownership plan (an "ESOP") for the benefit of the employees of USBANCORP and its affiliates.

          6. In order to accomplish this separation, USBANCORP has done or caused, or will do or cause, the following:

               (a) TRB will declare a dividend to USBANCORP of all of the issued and outstanding capital stock of SMC (the "First Distribution");

               (b) USBANCORP will contribute to TR Bancorp all of the issued and outstanding capital stock of TRB (the "Contribution");

               (c) USBANCORP will declare and pay to its shareholders, pro rata, a dividend of all of the issued and outstanding capital stock of TR Bancorp (the "Second Distribution").




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The parties hereto wish to fully set forth the terms and conditions of the separation of U.S. Bank and TRB.

                                    Agreement

          NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

          Section 1. The First Distribution. On or prior to the Distribution Date (as hereinafter defined), but in all events prior to the Contribution and the Second Distribution, TRB will, and it hereby agrees to, declare a dividend to USBANCORP of all of the issued and outstanding capital stock of SMC.

          Section 2. The Contribution. On or before the Distribution Date (as hereinafter defined), but in all events subsequent to the First Distribution and prior to the Second Distribution, USBANCORP will, and it hereby agrees to, contribute to TR Bancorp all of the issued and outstanding capital stock of TRB.

          Section 3.  The Distribution.

               (a) On or prior to April 1, 2000 (the "Distribution Date") USBANCORP will, and it hereby agrees to, transfer to Fleet National Bank, as distribution agent (the "Agent"), for the benefit of holders of record of USBANCORP common stock at the close of business on March 24, 2000 (the "Record Date"), the shares of TR Bancorp common stock then owned by USBANCORP, together with an irrevocable voting rights proxy in favor of the Agent. Prior to the Distribution Date, (i) TR Bancorp shall declare and pay a common stock dividend to USBANCORP to ensure that sufficient shares of TR Bancorp Common




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Stock are outstanding in order to satisfy the obligations of USBANCORP to its shareholders in connection with the Second Distribution, and (ii) the parties hereto shall take such other action with respect to the TR Bancorp common stock as is required to complete the Distribution on the basis of one share of TR Bancorp common stock for every two shares of USBANCORP common stock outstanding at the close of business on the Record Date. USBANCORP shall instruct the Agent to distribute such TR Bancorp shares to the holders of record of USBANCORP common stock at the close of business on the Record Date. All of the shares of TR Bancorp so issued shall be fully paid and nonassessable. The Distribution shall be effective as of 11:59:59 p.m. on the Distribution Date.

               (b) The parties acknowledge and agree that completion of the First Distribution, the Contribution and the Second Distribution is expressly conditioned upon receipt of a Private Letter Ruling from the Internal Revenue Service as to the tax consequences of the proposed transactions and the regulatory approval of the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking.

          Section 4. Governance Documents. TR Bancorp shall take all action necessary such that, on the Distribution Date, the Articles of Incorporation and Bylaws of TR Bancorp, and all benefit plans of TR Bancorp, shall be substantially in the forms filed with the Securities and Exchange Commission as exhibits to the Form 10 relating to the Distribution (as amended, supplemented or otherwise modified, the "Form 10").






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          Section 5.  Books, Records, Services and Access to Information.

               (a) For a period of up to two (2) years from and after the Distribution Date (or such shorter period as the recipient of services may determine), each party shall make available to the other, during normal business hours and in a manner that will not unreasonably interfere with such party's business, the services to be set forth in a Services Agreement to be executed by the parties on or before the Distribution Date.

               (b) From and after the Distribution Date, USBANCORP shall afford TR Bancorp and TRB and their authorized employees and representatives reasonable access (including access to persons or firms possessing relevant information and records) and reasonable duplicating rights during normal business hours to, or, at USBANCORP's option, copies of, all records, books, contracts, instruments, data and other information (collectively, "Information") within the possession of USBANCORP or any of its subsidiaries or affiliates (the "USBANCORP Group") that relates to TR Bancorp, TRB or any of their subsidiaries or affiliates (the "TR Bancorp Group"), insofar as such access or copies are reasonably required by any member of the TR Bancorp Group.

               (c) TR Bancorp and TRB shall afford to USBANCORP and its authorized employees and representatives reasonable access (including access to persons or firms possessing relevant information and records) and reasonable duplicating rights during normal business hours to, or, at TR Bancorp's option, copies of, all Information within TR Bancorp Group's possession relating to any member of the USBANCORP Group, insofar as such access or copies are reasonably required by any member of the USBANCORP Group.

               (d) Within 45 days after the Distribution Date, each of USBANCORP and TR Bancorp shall provide the other with such indices or descriptions of Information as it may maintain relating to the other or the other's subsidiaries or affiliates.




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Information may be required under this Section 5, without limitation, for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations. In lieu of retaining any specific Information, either party may, in writing, offer to deliver such Information to the other party. If such offer is not accepted within 90 days, the Information so offered shall be retained or destroyed in accordance with each party's customary practices regarding record retention. If such offer is accepted, the party accepting delivery shall pay the reasonable out-of-pocket costs of the delivery. Each party shall maintain the information in accordance with the manner it treats similar material relating to its ongoing business.

               (e) At all times from and after the Distribution Date, each party will use its reasonable best efforts to make available to the other parties, upon written request, its officers, directors, employees and agents as witnesses to the extent that the same may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

               (f) Except as otherwise specifically provided for herein, a party providing Information, or witnesses to the other hereunder shall be entitled to receive from the recipient, upon the presentation of appropriate invoices therefor, payments for such amounts relating to supplies, disbursements, and such other costs and out-of-pocket expenses that may be reasonably incurred in providing such Information, or witnesses. Invoices shall be due and payable within thirty (30) days of receipt. Interest shall accrue on any unpaid amount at the rate of eight percent (8%) per annum.




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               (g) USBANCORP shall arrange for the transportation of existing corporate records in its possession relating exclusively to TR Bancorp, TRB and each corporation included in the group of which TR Bancorp Group, and all active agreements, deeds to real property, active litigation files to TR Bancorp's address set forth in Section 18 hereof. USBANCORP shall provide TR Bancorp with lists of trademarks, and copyrights of TR Bancorp and its subsidiaries.

          Section 6. Confidentiality. Each member of the USBANCORP Group and the TR Bancorp Group shall hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, all non-public Information concerning the other parties furnished it by such other parties or their representatives pursuant to this Agreement, unless compelled to disclose such Information by judicial or administrative process or, in the opinion of counsel, by other requirements of law in which case such party shall promptly notify the other parties so that the other parties may seek a protective order or other appropriate remedy, and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisor and other consultants and advisors who shall be bound by the provisions of this Section 6. Each party shall be deemed to have satisfied its obligations hereunder with respect to confidential Information supplied by the other party if it exercises the same care as it does with respect to preserving the confidentiality of its own similar information.

          Section 7.  Indemnification.

               (a) Effective on the Distribution Date, TR Bancorp and TRB jointly and severally agree to indemnify and hold harmless each member of the USBANCORP Group and each of their respective officers, directors, employees and agents from





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and against any and all losses, liabilities, claims, suits, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) and any and all expenses reasonably incurred in investigating, preparing or defending against any pending or threatened litigation or claim (collectively, "Losses") arising out of any act or omission by, or related in any manner to, a member of the TR Bancorp Group. Similarly, effective on the Distribution Date, USBANCORP agrees to indemnify and hold harmless each member of the TR Bancorp Group and each of their respective officers, directors, employees and agents from and against any and all Losses arising out of any act or omission by, or related in any manner to, a member of the USBANCORP Group.

               (b) If any action is brought or any claim is made against a party or person in respect of which indemnity may be sought pursuant to subsection 7(a) above (the "Indemnitee"), the Indemnitee shall within ten (10) days after the receipt of information indicating that an action or claim is likely, notify in writing the party from whom indemnification is sought (the "Indemnitor") of the institution of the action or the making of the claim, and the Indemnitor shall have the right, and at the request of the Indemnitee, shall have the obligation, to assume the defense of the action or claim, including the employment of counsel. If the Indemnitor assumes the defense of the action or claim, the Indemnitor shall be entitled to settle the action or claim on behalf of the Indemnitee without the prior written consent of the Indemnitee unless such settlement would materially affect the ongoing business or employment of the Indemnitee.

               (c) The Indemnitee shall have the right to employ its own counsel, but the fees and expenses of that counsel shall be the responsibility of the Indemnitee unless (i) the employment of that counsel shall have been authorized in writing by the Indemnitor in connection with the defense of the action or claim;




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(ii) the Indemnitor shall not have employed counsel to have charge of the defense of such action or claim; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct any different defense of the action or claim on behalf of the Indemnitee). The Indemnitee shall, in any event, be kept fully informed of the defense of any such action or claim. Except as expressly provided above, in the event that the Indemnitor shall not previously have assumed the defense of an action or claim, at such time as the Indemnitor does assume the defense of the action or claim, the Indemnitor shall not thereafter be liable to any Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in investigating, preparing or defending against such action or claim.

               (d) Anything in this Section 7 to the contrary notwithstanding, the Indemnitor shall not be liable for any settlement of any claim or action effected without its written consent; provided, however, that if after due notice, the Indemnitor refuses to defend a claim or action, the Indemnitee shall have the right to defend and/or settle such claim or action, and the Indemnitee shall not be precluded from making a claim against the Indemnitor for reasonable expenses and liabilities resulting from such defense and/or settlement in accordance with this Section 7.

               (e) Notwithstanding the foregoing provisions of this Section 7, there may be particular actions or claims which reasonably could result in both TR Bancorp and TRB, on the one hand, and USBANCORP, on the other hand, being liable to the other under the indemnification provisions of this Agreement. In such event, the parties shall endeavor, acting reasonably and in good




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faith, to agree upon a manner of conducting the defense and settlement of the action or claim with a view to minimizing the legal expenses and associated costs that might otherwise be incurred, such as, by way of illustration only, agreeing to use the same legal counsel.

               (f) The indemnification provisions of this Section 7 shall not inure to the benefit of any third party. By way of illustration only, an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. In addition, it is expressly understood and agreed that no insurer of any other third party shall be entitled to a benefit it would not be entitled to receive, in the absence of these indemnification provisions, by virtue of these indemnification provisions.

          Section 8. Taxes. USBANCORP and TR Bancorp will enter into a Tax Separation Agreement (as amended, supplemented or otherwise modified, the "Tax Agreement"), regarding their respective rights and obligations with respect to taxes of the TR Bancorp Group for all periods through the Distribution Date and certain other tax-related matters. In the event of a conflict between the terms of the Tax Agreement and the terms of this Agreement, the terms of the Tax Agreement shall govern.

          Section 9.  Intentionally Omitted.

          Section 10.  Insurance.

               (a) All policies of liability, fire, workers' compensation and other forms of insurance maintained by the USBANCORP Group insuring the directors, officers or employees of





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the TR Bancorp Group or the products, properties, assets and/or operations of the TR Bancorp Group shall continue in full force and effect up to and through the Distribution Date and shall be terminated effective 11:59:59 p.m. on the Distribution Date. Any refunds of prepaid premiums with respect to such terminated insurance shall be for USBANCORP's account. USBANCORP shall be responsible for obtaining such initial insurance coverage for the TR Bancorp Group from and after the Distribution Date in such amounts as are agreed upon by the parties. TR Bancorp shall be liable for payment of all premiums with respect to such initial insurance coverage and all subsequent coverage that TR Bancorp thereafter elects to obtain. For purposes of this Section 10, insurance coverage does not include federal deposit insurance with respect to the insured deposits of TRB or any insurance for plans described in the Employee Benefits Agreement, but does include ERISA fidelity bonds and/or fiduciary insurance.

          Section 11. Banking and Other Arrangements. The responsibility for bank accounts used exclusively by the TR Bancorp Group shall be transferred from USBANCORP to TR Bancorp on or prior to the Distribution Date. Normal procedures will be followed for receipts and disbursements funding prior to the Distribution Date.

          Section 12. Procedures for Closing and Delivery of Books and Balance Sheet. Financial statements of TR Bancorp and TRB as of the Distribution Date, which shall include an Opening Balance Sheet, shall be prepared by USBANCORP within 45 days after the Distribution Date and reviewed and agreed to by TR Bancorp and TRB within 15 days after such financial statements are prepared. Each party shall bear its own expenses in connection with the preparation and review of such financial statements.




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          Section 13. De-Identification. As soon as practicable after the
Distribution Date, and in no event later than 180 days after such Distribution Date, TR Bancorp and TRB shall eliminate all exterior and interior signage and other identification in its possession or control, and cease using any letterhead, which identifies TR Bancorp or any other entity within the TR Bancorp Group as a subsidiary or affiliate of USBANCORP.

          Section 14. Expenses. Except as otherwise provided in this Agreement, all expenses in connection with the ongoing operations and/or businesses of the TR Bancorp Group shall be borne by the members of the TR Bancorp Group.

          Section 15. Survival. All of the provisions of this Agreement shall survive the Distribution Date.

          Section 16. Other Provisions. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, may not be assigned by any party without the written consent of the other, and shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assignees. This Agreement may not be amended, supplemented or otherwise modified except by an agreement in writing signed by USBANCORP, TR Bancorp and TRB. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          Section 17.  Arbitration.

               (a) Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration




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Association (the "AAA") as such rules may be modified herein.

               (b) An award rendered in connection with an arbitration pursuant to this Section shall be final and binding and judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

               (c) The forum for arbitration under this Section shall be agreed upon by the parties, or, failing such agreement, shall be Pittsburgh, Pennsylvania.

               (d) Arbitration shall be conducted by a single arbitrator selected jointly by USBANCORP and TR Bancorp. If within 30 days after a demand for arbitration is made, USBANCORP and TR Bancorp are unable to agree on a single arbitrator, three arbitrators shall be appointed. Within 30 days after such inability to agree, USBANCORP and TR Bancorp shall each select one arbitrator and those two arbitrators shall then select a third arbitrator unaffiliated with any party. In connection with the selection of the third arbitrator, consideration shall be given to familiarity with corporate divestiture transactions and experience in dispute resolution, as a judge or otherwise. If the arbitrators selected by USBANCORP and TR Bancorp cannot agree on the third arbitrator within such 30-day period, they shall promptly thereafter discuss the qualifications of such third arbitrator with the AAA prior to selection of such arbitrator, which selection shall be in accordance with the Commercial Arbitration Rules of the AAA.

               (e) If an arbitrator cannot continue to serve, a successor to an arbitrator selected by USBANCORP or TR Bancorp, as the case may be, also shall be selected by the same party, and a successor to the neutral arbitrator shall be selected as specified in subsection (d) of this Section. A full rehearing





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will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate.

               (f) The arbitrator or arbitrators shall be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration.

          Section 18. Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given
(i) upon the delivery thereof if delivered personally (including, without limitation, by courier), (ii) three (3) days after being sent by certified mail, return receipt requested, postage prepaid, or (iii) upon receipt of confirmation of a telecopy transmission, in each case to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

     If to USBANCORP:          USBANCORP Inc.
                               Main and Franklin Streets
                               Johnstown, PA  15907
                               Telecopy No.:  (814) 533-5449

                               Attention:  Orlando B. Hanselman,
                                           President

     If to TR Bancorp or TRB:  Three Rivers Bancorp, Inc.
                               2681 Moss Side Boulevard
                               Monroeville, PA  15146
                               Telecopy No.:  (412) 856-8997



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                               Attention:  Terry K. Dunkle,
                                           Chairman, President
                                           and Chief Executive
                                           Officer

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

                               USBANCORP, INC.

                               By:
                                  -------------------------------------
                                    Name:   Orlando B. Hanselman
                                    Title:  Executive Vice
                                            President


                               THREE RIVERS BANCORP, INC.

                               By:
                                  -------------------------------------
                                    Name:   Terry K. Dunkle
                                    Title:  Chairman and Chief
                                            Executive Officer


                               THREE RIVERS BANK AND TRUST
                               COMPANY

                               By:
                                  -------------------------------------
                                    Name:  W. Harrison Vail
                                    Title:  President



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